EXHIBIT 99.1

ENGlobal Reports Fourth Quarter and Fiscal Year 2012 Results

HOUSTON, April 15, 2013 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of energy-related engineering and automation services, today announced its financial results for the fourth quarter and fiscal year ended December 29, 2012.

Fiscal Year 2012

Revenues for the year ended December 29, 2012 were $227.9 million, a decrease of approximately 4% from the $237.6 million posted for the year ended December 31, 2011. Excluding certain non-cash charges, such as the impairment of goodwill and the write-off of a deferred tax asset, ENGlobal reported a net loss from continuing operations of $8.7 million, or $(0.32) per diluted share for fiscal year 2012, compared to a net loss of $4.4 million from continuing operations, or $(0.16) per diluted share for fiscal year 2011.

Fourth Quarter 2012

Revenues in the fourth quarter of 2012 were approximately $52.1 million, a decrease of 30% from $74.6 million from the prior year period. ENGlobal reported a net loss of $2.5 million from continuing operations, or $(0.09) per diluted share, for the quarter ended December 29, 2012, compared to a net loss of $2.6 million, or $(0.10) per diluted share for the quarter ended December 31, 2011.

Management's Assessment

William A. Coskey, P.E., ENGlobal's Chairman and Chief Executive Officer, stated: "ENGlobal's turnaround plan essentially began in the fourth quarter of last year. While the Company experienced a difficult 2012 and continues to face a number of challenges, we are cautiously optimistic about our operations resulting from measures that were implemented in the last six months. During this time, the Company sold two non-strategic businesses, discontinued another, and we are now focused on our core operational segments."

Mark A. Hess, ENGlobal's Chief Financial Officer, added: "We are also operating more efficiently and seeing significant margin improvement from our continuing operations. The latter of which is primarily due to ENGlobal's ongoing efforts to significantly reduce overruns on its projects and to improve commercial terms on its contracts. We remain dedicated to reducing our dependence on our working capital credit facility. As a result of the implementation of the above initiatives and the sale of our Field Solutions divisions, we have reduced the level of borrowings under our working capital credit facility to $26.8 million at the end of 2012 and we are currently borrowing significantly below that level."

Mr. Coskey concluded, "As a result of our combined efforts, steady financial improvement, and increasing backlog, our management team can be proud to have outperformed the Company's financial turnaround plan for each month since its inception."

The following table illustrates the composition of the Company's revenue for the fiscal years ended December 29, 2012 and December 31, 2011:

	Year Ended				Year Ended
(dollars in millions)	December 29, 2012				December 31, 2011
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$168,930	58.5%	7.4%	(6.5)%	$175,387	53.1%	8.8%	4.5%
Automation	58,986	20.4%	10.6%	3.4%	62,216	18.9%	9.8%	3.3%
Discontinued Operations	60,822	21.1%	4.8%	(6.0)%	92,551	28.0%	1.6%	(4.5)%
Consolidated	$288,738	100.0%	7.5%	(4.4)%	$330,154	100.0%	7.0%	1.7%

The following table illustrates the composition of the Company's revenue and profitability for the three months ended December 29, 2012 and December 31, 2011:

	Quarter Ended				Quarter Ended
(dollars in millions)	December 29, 2012				December 31, 2011
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$37,769	62.4%	8.7%	3.0%	$47,148	51.7%	6.6%	2.8%
Automation	14,342	23.7%	14.5%	7.8%	27,494	30.1%	4.1%	0.6%
Discontinued Operations	8,380	13.9%	(1.0)%	(5.2)%	16,570	18.2%	(8.8)%	(13.6)%
Consolidated	$60,491	100.0%	9.0%	3.0%	$91,212	100.0%	3.1%	(0.9)%

The Company's Annual Report on Form 10-K for the year ended December 29, 2012 will be filed with the Securities and Exchange Commission today reflecting these results. The Company will not host an earnings conference call for the year ended December 29, 2012.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and related project services principally to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering & Construction. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of process distributed control and analyzer systems, advanced automation, and related information technology. The Engineering & Construction segment provides consulting services relating to the development, management and execution of projects requiring professional engineering as well as inspection, construction management, mechanical integrity, field support, quality assurance and plant asset management. ENGlobal currently has approximately 1,400 employees in 11 offices and 9 cities.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (i) our ability to comply with the terms of the forbearances under the PNC Credit Facility and Ex-Im Bank Facility; (ii) our ability to obtain an extension of the forbearance periods under the PNC Credit Facility and Ex-Im Bank Facility or otherwise obtain the cure or waiver of defaults under the PNC Credit Facility and Ex-Im Bank Facility; (iii) whether the exploration and consideration of strategic alternatives will result in any transaction and such transaction's effects on the Company and its stockholders; (iv) our ability to achieve profitability and sustainable positive cash flow from our operations; (v) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the Financial Accounting Standards Board; (vi) the effect of changes in the business cycle and downturns in local, regional and national economy and our ability to respond appropriately to the current worldwide economic financial situation;(vii) the effect on the Company's competitive position within its market area in view of, among other things, the increasing consolidation within its services industries, including the increased competition from larger regional and out-of-state engineering and professional service organizations; (viii) the effect of increases and decreases in oil prices; (ix) the availability of parts from vendors; (x) our ability to collect accounts receivable in a timely manner; (xi) our ability to accurately estimate costs and fees on fixed-price contracts; (xii) our ability to hire and retain qualified personnel; (xiii) our ability to retain existing customers and get new customers; (xiv) our ability to mitigate losses; (xv) our ability to achieve our business strategy while effectively managing costs and expenses; (xvi) our ability to estimate exact project completion dates; (xvii) our ability to effectively monitor business done outside of the United States; (xviii) our ability to realize the benefits of the sale of our Field Solutions segment, including our ability to collect unbilled trade receivables; (xiv) the performance of the energy sector; and (xv) the effect of changes in laws and regulations with which the Company must comply, and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable. The Company cautions that the foregoing list of important factors is not exclusive. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings. Also, the information contained in this press release is subject to the risk factors identified in the Company's most recent Form 10-K.

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Financial Highlights
(in thousands, except per basic data)

	Quarter Ended		Year Ended
	December 31		December 31
	2012	2011	2012	2011

Operating revenues	$52,111	$74,642	$227,916	$237,603
Operating costs	46,741	70,398	209,196	216,165
Gross profit	5,370	4,244	18,720	21,438

Selling, general and administrative expenses	5,938	6,866	39,807	25,582
Operating loss	(568)	(2,622)	(21,087)	(4,144)

Other income (expense):
Other income (expense), net	—	7	(100)	(61)
Interest income (expense), net	(555)	(317)	(1,875)	(1,028)

Loss before provision for income taxes	(1,123)	(2,932)	(23,062)	(5,233)

Provision (benefit) for income taxes	1,395	371	7,001	(831)
Net loss from continuing operations	$(2,518)	$(2,561)	$(30,063)	$(4,402)
Income (loss) from discontinued operations	1,241	(1,411)	(3,538)	(2,674)
Net loss	(1,277)	(3,972)	(33,601)	(7,076)

Earnings (loss) per common share: basic and diluted
Income (loss) from continuing operations	$(0.09)	$(0.10)	$(1.25)	$(0.16)
Income (loss) from discontinued operations	$0.04	$(0.05)	$(0.12)	$(0.10)
Net Income (loss)	(0.05)	(0.15)	(1.13)	(0.26)

Weighted average shares used in computing earnings (loss) per share - basic and diluted:	26,951	26,763	26,883	26,722

Selected Balance Sheet Information (in thousands):			As of December 31
			2012	2011

Cash			$ 6,873	$ 2,301
Working capital			13,303	32,053
Property and equipment, net			2,997	3,260
Total assets			78,687	104,179
Stockholders' Equity			25,299	58,500
CONTACT: Natalie S. Hairston
         (281) 878-1000
         ir@ENGlobal.com